Exhibit 99.2

PRESS RELEASE
For Immediate Release

WASTE SERVICES REPORTS SECOND QUARTER RESULTS
BURLINGTON, Ontario, July 25, 2006/PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSIID) today reported financial results for the three months ended June 30, 2006. The results of operations do not reflect any contribution from our Arizona operations, which have been presented as discontinued. Revenue from continuing operations for the quarter was $101.6 million, an increase of $12.7 million, or 14.3% over the same period last year. The increase in revenue was primarily driven by pricing increases of $6.7 million or 7.5%, of which $2.4 million or 2.7% related to fuel surcharges, increased volumes at our landfill sites of $2.2 million, increased collection and transfer station volumes of $2.0 million and acquisitions, net of divestitures, of $1.9 million. Offsetting these increases were decreases primarily related to the expiration or assignment of certain residential contracts totaling $4.7 million. The favorable effects of foreign exchange rate movements increased revenue by $4.6 million. Net loss from continuing operations for the quarter ended June 30, 2006 was $11.1 million, or $0.32 per share, versus a loss of $14.2 million, or $0.43 per share, for the comparable period last year. EBITDA*, reflecting contribution from our Arizona operations, was $15.8 million for the quarter ended June 30, 2006, compared to $11.4 million for the same period last year. Adjusted EBITDA* (as defined in our credit agreement), reflecting contribution from our Arizona operations, was $20.2 million for the quarter ended June 30, 2006.
For the six months ended June 30, 2006, revenue from continuing operations was $190.1 million, an increase of $18.3 million, or 10.7% over the comparable period last year. Net loss from continuing operations was $28.9 million for the six months ended June 30, 2006, or $0.86 per share, compared to a net loss from continuing operations of $28.5 million, or $0.87 per share for the comparable period last year.
David Sutherland-Yoest, Chairman and Chief Executive Officer, stated “We are pleased to report record adjusted EBITDA of $20.2 million for the second quarter, which exceeded our internal expectations. The recent announcement of our entry into South Florida will allow us to expand further our largest market and increase disposal volumes at our JED Landfill. As a result of the strong performance in the second quarter, recent Florida acquisitions and entry into the Miami-Dade market, we are raising our 2006 adjusted EBITDA guidance to $77.0 million to $80.0 million from our previously provided guidance of $70.0 million to $75.0 million.”
Additionally, Mr. Sutherland-Yoest stated, “With the Florida and Arizona transaction now announced, our next focus is refinancing the Kelso preferred, and we expect to make an announcement on our specific plans very shortly. Our options under consideration include a public equity offering, additional debt and Kelso converting a portion of its preferred into common equity. The Kelso preferred was put in place to acquire the JED landfill. Today, JED is our most important asset and it is the key to our organic growth as we continue to penetrate the Central and South Florida market place.”

*Reconciliation of Non-GAAP Measures:
The following table reconciles the differences between net loss, as determined under US GAAP, and EBITDA, a non-GAAP financial measure (in thousands) (unaudited):

	For The Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net loss	$(11,074)	$(14,514)	$(29,839)	$(28,781)
Income tax provision, continuing operations	3,222	2,871	4,051	5,046
Income tax provision, discontinued operations	146	142	289	284
Preferred stock dividends and amortization of issue costs	4,841	5,114	10,537	9,956
Interest expense	7,825	7,173	14,880	13,998
Depreciation, depletion and amortization, continuing operations	10,153	10,039	19,870	19,056
Depreciation, depletion and amortization, discontinued operations	675	560	1,295	1,092

EBITDA (1)	$15,788	$11,385	$21,083	$20,651

The following table reconciles the differences between EBITDA and Adjusted EBITDA, as defined in our credit agreement, for the three and six months ended June 30, 2006 and 2005 (in thousands) (unaudited):

	For The Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
EBITDA(1)	$15,788	$11,385	$21,083	$20,651
Adjustments to EBITDA (as defined per credit agreement):
Non-cash items(2)	2,686	595	9,264	1,125
Other excludable expenses(3)	1,729	1,336	3,380	2,233

Adjusted EBITDA(3)	$20,203	$13,316	$33,727	$24,009

(1)	EBITDA and EBITDA as defined in our credit agreement (“Adjusted EBITDA”) are non-GAAP measures used by management to measure performance. We also believe that EBITDA and Adjusted EBITDA may be used by certain investors to analyze and compare our operating performance between accounting periods and against the operating results of other companies that have different financing and capital structures or tax rates and to measure our ability to service our debt. In addition, management uses EBITDA, among other things, as an internal performance measure. Our lenders also use Adjusted EBITDA to measure our ability to service and/or incur additional indebtedness under our credit facilities. However, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other financial statement data prepared in accordance with US GAAP or as a measure of our performance, profitability or liquidity. EBITDA and Adjusted EBITDA are not calculated under US GAAP and therefore are not necessarily comparable to similarly titled measures of other companies.

(2)	Non-cash items primarily include impairment of deferred acquisition costs, stock-based compensation expense and gains and losses on foreign exchange and asset sales.

(3)	Other excludable expenses include professional fees for certain litigation, severance and other non-recurring costs.
We will host an investor and analyst conference call on Wednesday, July 26, 2006 at 8:30 a.m. (EDT) to discuss the results of today’s earnings announcement. If you wish to participate in this call, please phone 866-362-4832 (US and Canada) or 617-597-5364 (International) and enter passcode number 19434271. To hear a web cast of the call over the Internet, access the Home page of our website at http://www.wasteservicesinc.com. A post-view of the call will be available until August 9, 2006 by phoning 888-286-8010 (US and Canada) or 617-801-6888 (International) and entering passcode number 78276756. The web cast will also be available on our website.
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Safe Harbor for Forward-Looking Statements
Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements describe the company’s future plans, objectives and goals. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the plans, objectives and goals set forth in this press release. Factors which could materially affect such forward-looking statements can be found in the company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in the company’s Form 10-K for the year ended December 31, 2005. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.
The forward-looking statements made in this press release are only made as of the date hereof and Waste Services undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
This release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The company’s securities may not be offered or sold in the United States absent a registration or applicable exemption from registration requirements under applicable state and federal securities laws.
Waste Services, Inc. is a multi-regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s website is located at http://www.wasteservicesinc.com. Information on the company’s website does not form part of this press release.
For information contact:
Mark A. Pytosh
Executive Vice President and Chief Financial Officer
561-237-3420

WASTE SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue	$101,587	$88,853	$190,147	$171,760

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	70,000	64,515	132,378	124,816
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	14,363	13,371	29,600	27,587
Impairment of deferred acquisition costs	—	—	5,612	—
Depreciation, depletion and amortization	10,153	10,039	19,870	19,056
Foreign exchange gain and other	2,247	1	2,166	(184)

Income from operations	4,824	927	521	485
Interest expense	7,825	7,173	14,880	13,998
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	4,841	5,114	10,537	9,956

Loss from continuing operations before income taxes	(7,842)	(11,360)	(24,896)	(23,469)
Income tax provision	3,222	2,871	4,051	5,046

Net loss from continuing operations	(11,064)	(14,231)	(28,947)	(28,515)

Net loss from discontinued operations, net of income taxes	(10)	(283)	(892)	(266)

Net loss	$(11,074)	$(14,514)	$(29,839)	$(28,781)

Basic and diluted loss per share:
Loss per share — continuing operations	$(0.32)	$(0.43)	$(0.86)	$(0.87)
Loss per share — discontinued operations	—	(0.01)	(0.02)	(0.01)

Basic and diluted loss per share	$(0.32)	$(0.44)	$(0.88)	$(0.88)

Weighted average common shares outstanding — basic and diluted	34,130	33,025	33,756	32,615

WASTE SERVICES, INC.
SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA
(In thousands)

	June 30,	December 31,
	2006	2005
Balance Sheet Data:
Cash	$2,740	$8,886
Current assets	$68,456	$69,582
Total assets	$788,059	$728,389
Current liabilities	$77,372	$68,216
Debt:
Senior secured credit facilities:
Revolver	$8,000	$—
Term loan	145,630	123,250
Senior subordinated notes	160,000	160,000
Other notes	3,267	2,965

Total debt	$316,897	$286,215
Redeemable preferred stock	$95,128	$84,971
Shareholders’ equity	$269,339	$264,491
Cash Flow Data from Continuing Operations:

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities	$17,471	$10,009
Cash flows from investing activities	$(52,964)	$(20,392)
Cash flows from financing activities	$29,107	$6,816
Capital expenditures	$25,514	$16,544